                                                      Exhibit 99

                                             For More Information:
                                             Chris Close
                                             (610) 902-6257
                                             chris.close@airgas.com



          AIRGAS REPORTS RECORD AFTER-TAX CASH FLOW PER SHARE
                     IN FISCAL 2001 FIRST QUARTER

                o   After-tax cash flow of $.54 per share; up 8%
                o   Net earnings of $.15 per share; up 7%
                o   Same-store sales up 3%

     RADNOR, Pennsylvania, July 27, 2000 - Airgas, Inc. (NYSE - ARG) today reported after-tax cash flow (net earnings, plus depreciation, amortization and deferred income taxes) for the quarter ended June 30, 2000 of $36.0 million, or a record $.54 per diluted share, compared to $35.2 million, or $.50 per diluted share, for the quarter ended June 30, 1999. Net earnings for the quarter were $9.8 million, or $.15 per diluted share, versus $9.7 million, or $.14 per diluted share, for the same quarter last year. Sales increased 8% to $409 million from $379 million last year.

     "We are pleased that the positive same-store sales trend continued to build momentum this quarter," stated Peter McCausland, chairman and chief executive officer. "This is a clear sign that our strategic sales initiatives are generating results and that many of our customer segments, which have been impacted by low commodity prices and the soft U.S. industrial economy, are improving. While various cost pressures are still affecting our business, higher gross profits are fueling earnings and after-tax cash flow growth.

     "Taking a longer-term perspective, we remain confident in and committed to our current strategic direction," added Mr. McCausland. "While there have been bumps in the road, we have traveled a tremendous distance over the past several years. Our journey has left us with a distribution infrastructure, national account capabilities and a broad product and service offering that we believe are second to none in our industry. In addition, we continue to expand our eCommerce capabilities and we think that we are uniquely positioned to be the fulfillment arm for various integrators on the Internet. Our associates have done a terrific job during a difficult period of transition and soft end markets, and I want to personally thank all of them for their hard work and dedication. We are poised to grow earnings and cash flow in the future and are confident that the equity market will one day again value this company based on its strong cash-flow fundamentals."

     Total same-store sales increased by 2.9% in the fiscal first quarter versus the same period a year ago. Same-store sales in the Distribution segment were up 2.8%, reflecting increases of 3.3% for gases and rent and 2.5% for hardgoods. Same-store sales for the Gas Operations segment were 4.3% higher.

     Capital expenditures were $15 million for the quarter versus
$14 million in last year's quarter.

     The slides to be presented during the Company's earnings teleconference, along with the teleconference replay instructions, are available in the `Investor Info' section on the Company's
Internet site www.airgas.com. The replay will be accessible for one week starting at approximately 11:00 a.m. Eastern Time on Friday, July 28, 2000.

     Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and related equipment and one of the largest distributors of safety supplies in the United States. Airgas' integrated distributor network consists of approximately 700 locations, including branches, packaged gas fill plants, distribution centers, and inbound and outbound telemarketing operations.

                        Forward-Looking Statements

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the Company's expectations regarding customer demand; sales, earnings and cash flow growth; expansion of eCommerce capabilities; and equity market valuation. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include soft customer demand; an economic downturn; increased competition; an inability to continue strengthening the business and growing earnings and cash flow; and other factors described in the Company's reports, including Form 10-K dated March 31, 2000, filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings and consolidated condensed balance sheets follow.

                       AIRGAS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF EARNINGS
               (Amounts in thousands, except per share data)

                                                  (Unaudited)
                                               Three Months Ended
                                                   June 30,
                                                 2000        1999
Net sales:
     Distribution                              $374,739    $345,967
     Gas Operations                              34,259      33,526
          Total net sales                       408,998     379,493

Costs and expenses:
     Cost of products sold (excluding
      depreciation and amortization)
        Distribution                            202,749     188,432
        Gas Operations                           12,447      12,835
     Selling, distribution and
      administrative expenses                   140,015     126,961
     Depreciation and amortization               22,744      22,166
     Total costs and expenses                   377,955     350,394

Operating income:
     Distribution                                26,125      26,260
     Gas Operations                               4,918       2,839
          Total operating income                 31,043      29,099

Interest expense, net                           (15,765)    (13,783)
Other income, net                                    52         222
Equity in earnings of unconsolidated
 affiliates                                       1,364       1,000

     Earnings before income taxes and
      the cumulative effect of an
      accounting change                          16,694      16,538

Income tax expense                                6,878       6,863

     Earnings before the cumulative effect
      of an accounting change                     9,816       9,675

Cumulative effect of an accounting
 change, net of taxes (a)                             -        (590)

Net earnings                                   $  9,816    $  9,085

Net earnings (excluding accounting change)(b)  $  9,816    $  9,675

Per share data:
     Basic earnings per share                  $    .15    $    .13
     Diluted earnings per share                $    .15    $    .13

Per share data
  (excluding accounting change)(b):
     Basic earnings per share                  $    .15    $    .14
     Diluted earnings per share                $    .15    $    .14

Weighted average shares outstanding:
     Basic                                       65,100      69,800
     Diluted                                     67,300      71,100

See notes to consolidated financial statements.

Notes to consolidated statements of earnings:



(a)  Effective April 1, 1999, the Company adopted Statement of Position 98-
    5, "Reporting on the Costs of Start-up Activities." The quarter ended June 30, 1999 includes an after-tax charge of $590 thousand for the cumulative effect of an accounting change related to previously capitalized costs from start-up activities.

(b) Net earnings and per share amounts, adjusted to exclude the cumulative effect of an accounting change described in note (a).

                       AIRGAS, INC. AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED BALANCE SHEETS
                          (Amounts in thousands)

                                           (Unaudited)
                                             June 30,     March 31,
                                               2000         2000
ASSETS
Trade accounts receivable, net            $  217,486    $  211,989
Inventories, net                             167,728       159,438
Deferred income tax asset, net                13,752        13,752
Prepaids and other current assets             24,639        23,611
    TOTAL CURRENT ASSETS                     423,605       408,790

Property, plant and equipment, net           750,678       753,768
Goodwill, net                                442,141       445,498
Other non-current assets, net                127,792       131,275
    TOTAL ASSETS                          $1,744,216    $1,739,331

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                   $   73,013    $   78,276
Accrued expenses and
 other current liabilities                   119,803       121,249
Current portion of long-term debt             18,702        20,071
    TOTAL CURRENT LIABILITIES                211,518       219,596

Long-term debt                               867,304       857,422
Deferred income taxes                        164,245       160,808
Other non-current liabilities                 27,935        28,998

Stockholders' equity                         473,214       472,507
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                 $1,744,216    $1,739,331

